Exhibit 5.1

SIDLEY AUSTIN LLP	BEIJING	GENEVA	SAN FRANCISCO
555 CALIFORNIA STREET	BRUSSELS	HONG KONG	SHANGHAI
SAN FRANCISCO, CA 94104	CHICAGO	LONDON	SINGAPORE
415 772 1200	DALLAS	LOS ANGELES	TOKYO
415 772 7400 FAX		NEW YORK	WASHINGTON, DC

FOUNDED 1866

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Re:	8,395,000 Shares of Common Stock, $0.01 par value

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-129816) (the “Registration Statement”) filed by Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of securities of the Company, including 8,395,000 shares of Common Stock, $0.01 par value of the Company (the “Shares”). We also refer to the Underwriting Agreement dated February 22, 2006 (the “Underwriting Agreement”) by and between the Company and the underwriters named in Schedule 1 thereto (the “Underwriters”). The Shares include 7,300,000 shares of Common Stock, $0.01 par value, of the Company (the “Firm Shares”) that will be sold by the Company, and up to an additional 1,095,000 shares of Common Stock, $0.01 par value, of the Company (the “Option Shares”) that will be sold by the Company if the underwriters exercise their right to purchase such additional shares pursuant to the Underwriting Agreement.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Firm Shares will be legally issued, fully paid and non-assessable when certificates representing the Firm Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

3. Assuming that the Underwriters exercise their option to purchase any Option Shares pursuant to the Underwriting Agreement, such Option Shares will be legally issued, fully paid and non-assessable when certificates representing such Option Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

FEBRUARY 23, 2006 PAGE 2	SAN FRANCISCO

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ SIDLEY AUSTIN LLP

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